Filed Pursuant to Rule 424(b)(3)

SUBJECT TO COMPLETION, DATED JUNE 25, 2007

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement
June     , 2007
(To Prospectus dated June 25, 2007)

$

Equifax Inc.

       % Senior Notes due 2017

       % Senior Notes due 2037

We will pay interest on the notes semi-annually on              and              of each year, beginning on             , 2007. One series of notes, which we refer to as the “10-year notes,” will mature on            , 2017. The other series of notes, which we refer to as the “30-year notes,” will mature on             , 2037. We refer to the 10-year notes and 30-year notes collectively as the “notes.”  We may redeem some or all of the notes at any time before maturity at the applicable “make-whole” prices set forth in this prospectus supplement under “Description of the Notes—Optional Redemption.”  If we experience a change of control triggering event and we have not otherwise elected to redeem the notes, we will be required to offer to repurchase the notes from holders as described under “Description of the Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with our other existing and future unsecured senior debt from time to time outstanding.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. You should consider carefully the risks set forth in “Supplemental Risk Factors” beginning on page S-5, as well as the risks set forth in other filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement, before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	% Senior Notes due 2017	% Senior Notes due 2037
Per Note	Total	Per Note	Total
Price to public(1)%	$	%	$
Underwriting discount %	$	%	$
Proceeds to Equifax (before expenses)(1)%	$	%	$

(1)             Plus accrued interest, if any, from             , 2007, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream, société anonyme, or the Euroclear Bank S.A./N.V., on or about             , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	Wachovia Securities

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information about debt securities we may offer from time to time.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the notes offered by this prospectus supplement under the Securities Act of 1933, as amended, or the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. You also may read reports and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website, www.equifax.com, under “About Equifax/Investor Center,” all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we and TALX Corporation have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus or the accompanying prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus and the accompanying prospectus the documents and portions of documents listed below:

•       our annual report on Form 10-K for the year ended December 31, 2006, filed on February 28, 2007 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2007 annual meeting of shareholders, filed on March 30, 2007);

•       our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 4, 2007;

•       our current reports on Form 8-K filed on January 4, 2007, February 8, 2007 (only with respect to Item 5.02), February 15, 2007, March 1, 2007, May 4, 2007, May 15, 2007 and May 23, 2007, and our current report on Form 8-K/A filed on June 25, 2007;

•       all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than portions of those documents not deemed to be filed) between the date of this prospectus supplement and the termination of this offering;

•       Part I, Item 1A, “Risk Factors” contained in the annual report on Form 10-K for the year ended March 31, 2006 of TALX Corporation (SEC file number 000-21465), which we acquired on May 15, 2007; and

•       Part II, Item 1A, “Risk Factors” contained in the quarterly report on Form 10-Q for the quarter ended June 30, 2006 of TALX Corporation.

You may obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.equifax.com, or by writing or calling us at the following address and telephone number:

Equifax Inc.
Corporate Secretary
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
Telephone (404) 885-8000

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “project,” “continue,” “predict” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the items identified under “Supplemental Risk Factors” in this prospectus supplement; in Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006; in Part II, Item 1A, “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007; in Part I, Item 1A, “Risk Factors” in TALX Corporation’s annual report on Form 10-K for the year ended March 31, 2006; and in Part II, Item 1A, “Risk Factors” in TALX Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Equifax” and the “Company” refer to Equifax Inc. and its subsidiaries and references to “TALX” are to TALX Corporation and its subsidiaries.

Equifax Inc.

We are a leading global provider of information solutions, leveraging our consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers. We collect, organize and manage numerous types of credit, financial, public record, demographic and marketing information regarding individuals and businesses. This information originates from a variety of sources including financial or credit granting institutions, which provide loan and accounts receivable information; governmental entities, which provide public records of bankruptcies, liens and judgments; and consumers who participate in surveys and submit warranty registration cards from which we gather demographic and marketing information. The original data is compiled and processed utilizing our proprietary software and systems and distributed to customers in a variety of user-friendly and value-add formats.

Our products and services include consumer credit information, information database management, marketing information, business credit information, decisioning and analytical tools and identity verification services which enable businesses to make informed decisions about extending credit or service, mitigate fraud, manage portfolio risk and develop marketing strategies for consumers and businesses. We also enable consumers to manage and protect their financial affairs through a portfolio of products that we sell directly to consumers via the internet and in various hard-copy formats.

We currently operate in 14 countries: Argentina, Brazil, Canada, Chile, Costa Rica, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the United Kingdom, Uruguay and the United States. Of the countries we operate in, 72% of our revenue was generated in the United States during the twelve months ended December 31, 2006. We serve customers across a wide range of industries, including the financial services, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as state and federal governments. We also serve customers directly. Our revenue stream is highly diversified, with our largest customer providing slightly more than 2% of total revenues.

Upon our acquisition of TALX Corporation on May 15, 2007, we also became a leading provider of payroll-related and human resources business process outsourcing services. TALX’s services enable customers to outsource and automate the performance of certain payroll and human resources business processes that would otherwise be performed by their own in-house payroll and/or human resources departments. TALX’s customers are primarily large and mid-size organizations, including more than three-fourths of the Fortune 500 companies in a wide variety of industries, as well as a number of government agencies and public sector organizations. Current services offered by TALX include employment and income verification and other payroll-related services, unemployment tax management services, tax credit and incentive services and talent management services.

For the year ended December 31, 2006, our revenues were $1.546 billion and our net income was $274.5 million. For the three months ended March 31, 2007, our revenues were $405.1 million and our net income was $69 million. On a pro forma basis to reflect our acquisition of TALX Corporation, we would have recorded $1.8 billion of revenues and $277 million of income from continuing operations for the year ended December 31, 2006 and we would have recorded $479 million of revenues and $70.9 million of income from continuing operations for the three months ended March 31, 2007.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Our telephone number at that address is (404) 885-8000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Equifax Inc.
10-Year Notes:
Notes Offered	$ aggregate principal amount of % senior notes due , 2017.
Maturity Date	, 2017.
Interest	Interest on the 10-year notes will accrue from their date of issuance at a rate of % per year, and will be payable in cash semi-annually in arrears on and of each year, beginning on , 2007.
30-Year Notes:
Notes offered	$ aggregate principal amount of % senior notes due , 2037.
Maturity Date	, 2037.
Interest	Interest on the 30-year notes will accrue from their date of issuance at a rate of % per year, and will be payable in cash semi-annually in arrears on and of each year, beginning on , 2007.
10-Year Notes and 30-Year Notes:
Ranking

The notes will be unsecured and will rank equally in right of payment among themselves and with all of our other unsecured debt. As of May 15, 2007, the date of our acquisition of TALX, we had approximately $855 million of unsecured and unsubordinated debt outstanding, including amounts outstanding under bank credit facilities. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to all of the obligations of these subsidiairies, including trade payables and lease obligations. As of March 31, 2007, on a pro forma basis to reflect our acquisition of TALX, our subsidiaries would have had $233 million of debt outstanding, $57 million of which was secured debt of Equifax subsidiaries and $176 million was unsecured debt of TALX and its subsidiaries.

Optional Redemption

We may redeem all or a portion of either series of the notes at any time, at our option, at the “make-whole” price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted

to the redemption date, on a semi-annual basis, at the treasury rate plus          basis points in the case of the 10-year notes and          basis points in the case of the 30-year notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Change of Control Offer

If a change of control triggering event, as described in this prospectus supplement, occurs, then we will be required to offer to repurchase the notes at the price described in this prospectus supplement. See “Description of the Notes—Change of Control Offer” in this prospectus supplement.

Use of Proceeds

The net proceeds to us from the sale of the notes, after the underwriting discount and estimated expenses, will be approximately $         million and will be used by us to repay short-term indebtedness, a substantial portion of which was incurred in connection with our acquisition of TALX. Pending such use of the net proceeds, we may invest the proceeds in short-term marketable securities.

Further Issuances

The 10-year notes will initially be limited to an aggregate principal amount of $         and the 30-year notes will initially be limited to an aggregate principal amount of $           . We may, from time to time, without your consent, increase the principal amount of the 10-year notes or the 30-year notes by issuing additional 10-year notes or 30-year notes, as the case may be, in the future on the same respective terms and conditions, except for the respective issue date and offering price. Any additional 10-year notes and 30-year notes will respectively constitute a single series of debt securities under the indenture with the 10-year notes and 30-year notes offered by this prospectus supplement.

Covenants

The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of the Debt Securities—Covenants in the Indenture” in the accompanying prospectus.

Form and Denomination

The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Risk Factors

Your investment in the notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled “Supplemental Risk Factors;” in Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006; in Part II, Item 1A, “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007; in Part I, Item 1A, “Risk Factors” in TALX Corporation’s annual report on Form 10-K for the year ended March 31, 2006; and in Part II, Item 1A, “Risk Factors” in TALX Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, before deciding whether to purchase any notes in this offering.

Listing	The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.
Governing Law	The indenture governing the notes is, and the notes will be, governed by the laws of the State of New York.
Trustee	The Bank of New York Trust Company, N.A.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described in: Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006; in Part II, Item 1A, “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007; in Part I, Item 1A, “Risk Factors” in TALX Corporation’s annual report on Form 10-K for the year ended March 31, 2006; and in Part II, Item 1A, “Risk Factors” in TALX Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the notes. You could lose part or all of your investment.

There are no financial covenants in the indenture, and the indenture does not restrict the amount of additional debt we may incur.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Change of Control Offer” in this prospectus supplement and “Description of the Debt Securities—Covenants in the Indenture” in the accompanying prospectus.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

We are a holding company and conduct our operations primarily through subsidiaries. However, the notes will be obligations exclusively of Equifax Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2007, Equifax subsidiaries and TALX and its subsidiaries had $719 million and $262 million, respectively, of total liabilities, including $57 million and $176 million, respectively, of outstanding debt (excluding, in each case, intercompany liabilities). As of March 31, 2007, on a pro forma basis to reflect our acquisition of TALX, our subsidiaries would have had $981 million of total liabilities, including $233 million of outstanding debt (excluding, in each case, intercompany liabilities). Since our acquisition of TALX, we have repaid $154 million of the debt of our subsidiaries, including TALX. See “Capitalization.”

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured senior indebtedness but below any secured indebtedness to the extent of the value of the assets constituting the security. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

We may not be able to repurchase notes upon the occurrence of a change of control triggering event.

Upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control and the notes of a particular series being rated below investment grade following a downgrade by each of S&P and Moody’s, we will be required to make an offer to repurchase all or any part of each holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If any such change of control triggering event occurs we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. In addition, the definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Equifax and its subsidiaries taken as a whole. Although there is a limited body of law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Equifax and its subsidiaries taken as a whole to another person (as defined in the indenture) or group may be uncertain. See “Description of the Notes—Change of Control Offer.”

An active trading market for the notes may not develop.

The notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding (i) whether a trading market for the notes will develop, or, if a market develops, that it will be liquid or sustainable, and (ii) the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes will depend on many factors, including:

•       our credit ratings with major credit rating agencies;

•       the prevailing interest rates being paid by other companies similar to us;

•       the market price of our common stock;

•       our financial condition, financial performance and future prospects; and

•       the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

USE OF PROCEEDS

The net proceeds from the offering, after the underwriters’ discount and estimated offering expenses, will be approximately $       million. The net proceeds from this offering will be used by us to repay short-term indebtedness, a substantial portion of which was incurred in connection with our acquisition of TALX. Pending such use of the net proceeds, we may invest the proceeds in short-term marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and total capitalization as of March 31, 2007 on (1) an actual basis, (2) a pro forma basis to give effect to our acquisition of TALX, and (3) a pro forma as adjusted basis to reflect the acquisition of TALX, the completion of this offering of $       million principal amount of notes and the application of the estimated net proceeds of this offering as described in “Use of Proceeds,” as if these events had occurred on March 31, 2007.

The pro forma capitalization below reflects our purchase on May 15, 2007 of TALX for approximately $1.3 billion, including our payment of approximately $283 million representing the cash portion of the purchase price (which we financed initially with borrowings under our $850 million long-term senior unsecured revolving credit facility), our issuance of Equifax common stock to TALX shareholders and assumption of TALX stock options valued at approximately $922 million, our assumption of the $75 million outstanding principal amount of TALX’s 7.34% senior guaranteed notes due May 2014, our assumption of $97 million in outstanding borrowings under TALX’s long-term revolving credit facility and cash acquired of approximately $14 million.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our quarterly report on Form 10-Q for the quarter ended March 31, 2007 and our annual report on Form 10-K for the year ended December 31, 2006, each of which is incorporated by reference herein. See also the consolidated financial statements of TALX for the three years ended March 31, 2007 included in our current report on Form 8-K/A which we filed on June 25, 2007, which is also incorporated by reference herein.

	March 31, 2007
			Pro forma
	Actual	Pro forma	as adjusted
	(in millions) (unaudited)
Cash and cash equivalents(1)	$70	$84	$
Debt (including current maturities):
Borrowings under long-term revolving credit facilities(1)	—	283	283
Trade receivables-backed revolving credit facility(1)	57	57	57
4.95% Notes due November 2007	250	250	250
6.9% Debentures due July 2028	150	150	150
TALX long-term revolving credit facility(1)	—	97	97
TALX 7.34% Senior Guaranteed Notes due May 2014	—	75	75
Senior notes offered hereby	—	—
Other	—	—	—
Total debt	$457	$912	$
Total debt less current maturities	$150	$605	$
Total shareholders’ equity	$928	$1,849	$1,849
Total capitalization	$1,078	$2,454	$

(1)             On May 16, 2007, we repaid the $97 million outstanding balance under TALX’s long-term revolving credit facility and terminated that facility, which we financed with borrowings under our long-term revolving credit facility. On May 22, 2007 we entered into a commercial paper program under which we may issue unsecured commercial paper notes up to a maximum aggregate principal amount outstanding at any time of $850 million. The commercial paper program is supported by our long-term revolving credit facility. Our board of directors has authorized the commercial paper program to serve as an alternative source of funding for us but not to increase our overall debt. Through May 24, 2007, we had issued approximately $400 million in short-term notes under the commercial paper program to repay all amounts outstanding under our long-term revolving credit facility and our short-term $125 million trade receivables-backed revolving credit facility. The amount outstanding under our revolving credit facilities will fluctuate throughout the year depending on our working capital and other needs. As of June 21, 2007, approximately $513 million was outstanding under the commercial paper program and no amounts were outstanding under our revolving credit facilities. We intend to use the net proceeds of this offering to repay outstanding borrowings under the commercial paper program.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but do not purport to be complete. Reference is hereby made to the indenture, the supplemental indenture and the form of note that are or will be filed as exhibits to the registration statement of which this prospectus supplement forms a part and to the Trust Indenture Act of 1939, as amended.

General

We will issue the 10-year notes and the 30-year notes as separate series of debt securities under a senior indenture, dated as of June 29, 1998, between us and The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago), as trustee, as supplemented by a supplemental indenture, to be dated as of June     , 2007, between us and the trustee. We refer to the indenture, as supplemented by the supplemental indenture, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. The notes will not be entitled to any sinking fund. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and short-term borrowings.

The notes will be subject to defeasance under the conditions described in the accompanying prospectus in “Description of the Debt Securities—Satisfaction and Discharge; Defeasance.”  No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes.

The notes will be issued as fully registered notes in global form (to be deposited with the depositary or its custodian) and in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured) which we may incur.

We may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the 10-year notes or the 30-year notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes of the series being reopened, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes of that series to the extent specified in the applicable pricing supplement. Additional notes may constitute a separate issuance for U.S. federal income tax purposes. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

The 10-year notes will mature at 100% of their principal amount on          , 2017 (the “10-year maturity date”). The 30-year notes will mature at 100% of their principal amount on           , 2037 (the “30-year maturity date,” and, together with the 10-year maturity date, the “maturity date”). We may redeem some or all of either series of the notes at any time before the maturity date at the applicable “make-whole” prices described below in “—Optional Redemption.”  If a change of control triggering event occurs, as described in this prospectus supplement, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described below in “—Change of Control Offer.”

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

The trustee will maintain an office in the Borough of Manhattan, The City of New York where we will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange.

Interest

10-Year Notes

The 10-year notes will bear interest from and including              , 2007, to but excluding the maturity date at a rate per annum equal to           %. Interest on the 10-year notes will be payable semi-annually in arrears on              and                of each year (each, a “10-year interest payment date”), beginning on          , 2007, to the persons in whose names the 10-year notes are registered at the close of business on                     and                          of each year. Interest on the 10-year notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any 10-year interest payment date or the 10-year maturity date falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the 10-year interest payment date or 10-year maturity date, as the case may be.

30-Year Notes

The 30-year notes will bear interest from and including             , 2007, to but excluding the maturity date at a rate per annum equal to           %. Interest on the 30-year notes will be payable semi-annually in arrears on              and                of each year (each, a “30-year interest payment date”), beginning on             , 2007, to the persons in whose names the 30-year notes are registered at the close of business on                  and                  of each year. Interest on the 30-year notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any 30-year interest payment date or the 30-year maturity date falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the 30-year interest payment date or 30-year maturity date, as the case may be.

Ranking

The notes will be our direct, senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future senior unsecured debt.

We are a holding company and conduct our operations primarily through subsidiaries. However, the notes will be obligations exclusively of Equifax Inc. and will not be guaranteed by any of our subsidiaries.

As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2007, Equifax subsidiaries and TALX and its subsidiaries had $719 million and $262 million, respectively, of total liabilities, including $57 million and $176 million, respectively, of outstanding debt (excluding, in each case, intercompany liabilities). As of March 31, 2007, on a pro forma basis to reflect the TALX Corporation acquisition, our subsidiaries would have had $981 million of total liabilities, including $233 million of outstanding debt (excluding, in each case, intercompany liabilities). Since our acquisition of TALX, we have repaid $154 million of the debt of our subsidiaries, including TALX. See “Capitalization.”

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the notes and meet our other obligations. Our subsidiaries have no obligation to pay any amounts due on the notes.

As of May 15, 2007, the date of our acquisition of TALX, we had outstanding at the parent company level $683 million of unsecured and unsubordinated debt (consisting of $400 million in 4.95% notes due 2007 and 6.9% debentures due 2028 and $283 million under our senior revolving credit facility). The indenture does not limit our ability to incur senior, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

Optional Redemption

We may redeem all or a portion of either series of the notes at our option at any time or from time to time as set forth below. We will mail notice of such redemption to the registered holders of the notes to be redeemed at least 30 days and not more than 60 days prior to the redemption date. We may redeem such notes at a redemption price equal to the greater of:

•       100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•       the sum of the present values of the Remaining Scheduled Payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points in the case of the 10-year notes and        basis points in the case of the 30-year notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means Banc of America Securities LLC and its successors, provided that if Banc of America Securities LLC or any such successor shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (2) any other three Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the notes of either of the series to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due at the related redemption date but before such redemption; provided, however, that if such redemption date is not an interest payment date, with respect to the notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes of either series:

•       the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month),

•       if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or

•       if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third business day preceding the redemption date. The trustee shall not be responsible for any such calculation.

Change of Control Offer

If a change of control triggering event occurs with respect to any series of notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the series of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•       accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•       deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•       deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture with respect to the notes, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Additionally, after our obligation to purchase notes of a particular series arises hereunder, we may not, without the consent of each holder of the applicable series of notes, amend, change or modify in any material respect our obligation to make and consummate a change of control offer in the event of a change of control triggering event or, after such change of control triggering event has occurred, modify any of the provisions or definitions of the indenture with respect thereto.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our company or one of our subsidiaries); or (3) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the applicable series of notes or fails to make a rating of the applicable series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the applicable series of notes is lowered by each of the rating agencies and the applicable series of notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Events of Default

The following shall be events of default with respect to the notes:

(1)         default in the payment of any interest on either series of notes, when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)         default in the payment of the principal of (and premium, if any, on) any debt security of that series of notes when due at its maturity (including a failure to make a payment to purchase notes tendered pursuant to a change of control offer in respect of the notes of such series);

(3)         default in the performance, or breach, of any other covenant or warranty by us in the indenture which affects or is applicable to a series of notes, and the continuation of that default or breach for a period of 60 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes of that series have given us and the trustee, written notice thereof;

(4)         default (i) in the payment of any scheduled principal or interest on any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), aggregating more than $20 million in principal amount, when due after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), in excess of $20 million in principal amount, that results in such indebtedness being accelerated, and such acceleration shall not have been rescinded or annulled, or such indebtedness has not been discharged, within 15 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes of a series have given us and the trustee, written notice thereof;

(5)         entry against us or any of our subsidiaries of one or more judgments, decrees or orders, either individually or in the aggregate, in excess of $20 million, by a court having jurisdiction over us from which no appeal may be taken, and the continuance of such judgment, decree or order unsatisfied and in effect for a period of 45 consecutive days after the amount thereof is due without a stay of execution, and the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes of a series have given us and the trustee, written notice thereof; and

(6)         certain events relating to our bankruptcy, insolvency or reorganization.

An event of default of one series of notes is not necessarily an event of default for any other series of notes.

If there is a continuing event of default with respect to the notes of a series, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series of notes may declare the principal amount of the notes of that series to be due and payable immediately.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, may rescind and annul such acceleration if (i) we have deposited with the trustee all required payments of interest, principal (and premium, if any) and overdue interest, on the notes, plus fees, expenses, disbursements and advances of the trustee, and (ii) all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

The trustee is required to give notice to the holders of the notes of a series of a default under the indenture, to the extent and within the time periods specified by the Trust Indenture Act of 1939, as amended; provided, however, that in the case of any default of the character specified in clause (5) above, no notice will be given for at least 30 days after the occurrence thereof.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes of such series not joining in the direction. Generally, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)   the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series;

(2)   the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)   the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.

We must deliver to the trustee an annual statement by our officers within 120 days after the end of each fiscal year as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V., or Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•       will not be entitled to have the notes represented by these global security certificates registered in their names, and

•       will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes.  Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, or the Code), by a U.S. Holder (as defined below) who purchases the notes at their original issuance.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment including financial institutions, real estate investment trusts, regulated investment companies, personal holding companies, insurance companies, and brokers, traders and dealers in securities or currencies. Further, we do not address:

•       the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•       the United States federal income tax consequences to a tax-exempt organization that is a holder of the notes;

•       the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•       persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or whose “functional currency” is not the United States dollar; or

•       any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

A “U.S. Holder” is a note holder who or which is:

•       a citizen or resident of the United States;

•       a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate if its income is subject to United States federal income taxation regardless of its source; or

•       a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under law in effect prior to 1997, a valid election is in place under applicable United States Treasury regulations to treat such trust as a domestic trust.

If a partnership purchases the notes,  the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

A “Non-U.S. Holder” is a note holder other than a U.S. Holder or a partnership.

This summary is based on the Code, Treasury regulations (proposed and final) issued thereunder, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid, in accordance with the U.S. Holder’s method of tax accounting.

Sales of Notes

If you are a U.S. Holder and you sell your notes, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the notes and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the notes generally will equal your cost of the notes. Gain or loss on the sale of notes generally will be capital gain or loss. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Back-Up Withholding

Generally, income on the notes will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements, the Internal Revenue Service may require the property trustee or its agent to withhold federal income tax at the rate set by Section 3406 of the Code (currently 28%) from each interest payment. You will be permitted to credit any withheld tax against your federal income tax liability.

Non-U.S. Holders

If you are a Non-U.S. Holder, no withholding of United States federal income tax will apply to a payment on a note to a Non-U.S. Holder under the “Portfolio Interest Exemption,” provided that:

•       the Non-U.S, Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•       the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•       the Non-U.S. Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures and under penalties of perjury, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or, if the Notes are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W8IMY along with copies of Form W8BEN from the Non-U.S. Holders).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the note made to a Non-U.S. Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the note is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the note is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a United States Holder. To qualify for this exemption from withholding, the Non-U.S. Holder must provide us with a W-8ECI. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

Sales of the Notes

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting will not apply to a distribution on a note to a Non-U.S. Holder, or to proceeds from the disposition of notes by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a note is not held through a qualified intermediary, the amount of payments made on that Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

Banc of America Securities LLC and Wachovia Capital Markets, LLC are joint book-running managers.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Principal Amount
Underwriters	% Senior Notes due 2017	% Senior Notes due 2037
Banc of America Securities LLC	$	$
Wachovia Capital Markets, LLC	$	$

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of          % of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be approximately $      .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•       at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•       at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•       at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (except in reliance on Article 3.2(b) of the Prospectus Directive).

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Business Relationships with Underwriters and Their Affiliates

From time to time, the underwriters and their affiliates have provided, and continue to provide, commercial banking, financial advisory and investment banking services to us in the ordinary course of business. These firms have received, and may receive, customary fees for their services. Banc of America Securities LLC is a joint lead arranger, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is syndication agent and a lender, and Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the co-documentation agent and a lender, under our credit facility.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Alston & Bird LLP. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Equifax Inc. for the year ended December 31, 2006, and Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in its current report on Form 8-K, dated May 4, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TALX Corporation and subsidiaries, as of March 31, 2007 and 2006, and for each of the years in the three-year period ended March 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report dated June 22, 2007 for the consolidated financial statements of TALX Corporation refers to the adoption of Statement of Financial Accounting Standard No. 123R, Shared-Based Payment.

PROSPECTUS

DEBT SECURITIES

We may offer debt securities from time to time in one or more offerings. This prospectus describes the general terms of these debt securities and the general manner in which we will offer them. We will provide the specific terms and prices of these debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these debt securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell these debt securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. See “Plan of Distribution.”  We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The applicable prospectus supplement will also set forth our net proceeds from the sale of debt securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus.

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities, and this prospectus may not be used to sell debt securities unless accompanied by the applicable prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular debt securities, which terms may vary from those described in this prospectus. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date of the document. We are not making an offer of debt securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to Equifax Inc. and its subsidiaries, collectively, as the context requires.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the debt securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. You also may read reports and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website, www.equifax.com, under “About Equifax/Investor Center,” all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we and TALX Corporation have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus, any prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents and portions of documents listed below:

•       our annual report on Form 10-K for the year ended December 31, 2006,  filed on February 28, 2007 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2007 annual meeting of shareholders), filed on March 30, 2007;

•       our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 4, 2007;

•       our current reports on Form 8-K filed on January 4, 2007, February 8, 2007 (only with respect to Item 5.02), February 15, 2007, March 1, 2007, May 4, 2007, May 15, 2007 and May 23, 2007, and our current report on Form 8-K/A filed on June 25, 2007;

•       all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than portions of those documents not deemed to be filed) between the date of this prospectus and the termination of this offering;

•       Part I, Item 1A, “Risk Factors” contained in the annual report on Form 10-K for the year ended March 31, 2006 of TALX Corporation (SEC file number 000-21465), which we acquired on May 15, 2007; and

•       Part II, Item 1A, “Risk Factors” contained in the quarterly report on Form 10-Q for the quarter ended June 30, 2006 of TALX Corporation.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.equifax.com, or by writing or calling us at the following address and telephone number:

Equifax Inc.
Corporate Secretary
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
Telephone (404) 885-8000

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain “forward-looking” statements. These statements discuss our goals, intentions and expectations as to future matters such as trends, plans, events, results of operations or financial condition. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “project,” “continue,” “predict” and other  similar phrases or expressions identify forward-looking statements.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us, and they therefore involve a number of risks and uncertainties. Our forward-looking statements are not guarantees. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed in Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006; in Part II, Item 1A, “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007; in Part I, Item 1A, “Risk Factors” in TALX Corporation’s annual report on Form 10-K for the year ended March 31, 2006; and in Part II, Item 1A, “Risk Factors” in TALX Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2006; in each case as updated by us from time to time in our quarterly reports on Form 10-Q, in other future SEC filings and elsewhere in this prospectus and any accompanying prospectus supplement.

Before you invest, you should be aware that the occurrence of any of the risk factor events could substantially harm our business, results of operations and financial condition. We disclaim any obligation to publicly correct or update any of the forward-looking information to reflect future events or developments. You are advised, however, to review any further disclosures we make on related subjects in our reports to the SEC.

OUR COMPANY

We are a leading global provider of information solutions, leveraging our consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers. We collect, organize and manage numerous types of credit, financial, public record, demographic and marketing information regarding individuals and businesses. This information originates from a variety of sources including financial or credit granting institutions, which provide loan and accounts receivable information; governmental entities, which provide public records of bankruptcies, liens and judgments; and consumers who participate in surveys and submit warranty registration cards from which we gather demographic and marketing information. The original data is compiled and processed utilizing our proprietary software and systems and distributed to customers in a variety of user-friendly and value-add formats.

Our products and services include consumer credit information, information database management, marketing information, business credit information, decisioning and analytical tools and identity verification services which enable businesses to make informed decisions about extending credit or service, detect and mitigate fraud, manage portfolio risk and develop marketing strategies for consumers and businesses. We also enable consumers to manage and protect their financial affairs through a portfolio of products that we sell directly to consumers via the internet and in various hard-copy formats.

We currently operate in 14 countries: Argentina, Brazil, Canada, Chile, Costa Rica, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the United Kingdom, Uruguay and the United States. Of the countries we operate in, 72% of our revenue was generated in the United States during the twelve months ended December 31, 2006. We serve customers across a wide range of industries, including the financial services, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as state and federal governments. We also serve customers directly. Our revenue stream is highly diversified, with our largest customer providing slightly more than 2% of total revenues.

Upon our acquisition of TALX Corporation on May 15, 2007, we also became a leading provider of payroll-related and human resources business process outsourcing services. TALX’s services enable customers to outsource and automate the performance of certain payroll and human resources business processes that would otherwise be performed by their own in-house payroll and/or human resources departments. TALX’s customers are primarily large and mid-size organizations, including more than three-fourths of the Fortune 500 companies in a wide variety of industries, as well as a number of government agencies and public sector organizations. Current services offered by TALX include employment and income verification and other payroll-related services, unemployment tax management services, tax credit and incentive services and talent management services.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and our telephone number is (404) 885-8000. Our common stock is traded on the New York Stock Exchange under the symbol “EFX.”  We are a member of the S&P 500 and certain other indices. We maintain a website located at www.equifax.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.

USE OF PROCEEDS

Except as may be otherwise provided in an applicable prospectus supplement, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, the financing of our operations,  repayment and refinancing of outstanding debt, repurchases of outstanding shares of our common stock, acquisitions of or investments in other businesses and advances to or investments in our subsidiaries. Pending any specific application, net proceeds may be initially invested in short-term marketable securities or applied to reduce short-term indebtedness.

If required, we will include a more detailed description of the use of the net proceeds from any specific offering of debt securities in the prospectus supplement related to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for each of the periods indicated. This ratio shows the extent to which our business generates enough earnings after payment of all expenses other than interest and income taxes to make interest payments on our debt.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	7.5x	7.3x	10.2x	9.9x	11.2x	12.3x

“Earnings” consists of income before income taxes and fixed charges. “Fixed charges” consist of interest on indebtedness, amortization of debt issuance costs and debt discounts and expense and the amount of rental expense on operating leases which management believes is a reasonable approximation of the interest factor related to rental expenses paid.

DESCRIPTION OF THE DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and the extent to which the general terms and provisions contained herein apply to that particular series.

In this description of the debt securities, the words “we,” “us” or “our” refer only to Equifax Inc. and not to any of our subsidiaries.

General

The debt securities will be our direct senior obligations. The debt securities will be issued under a senior indenture, dated as of June 29, 1998 as supplemented from time to time, between us and The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago), as trustee, which indenture is an exhibit to the registration statement of which this prospectus is a part and which we refer to as the “indenture.”  The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The statements made in this prospectus and any prospectus supplement relating to the debt securities and the indenture are summaries and are subject to and qualified in their entirety by reference to the indenture and the debt securities, including the definitions therein of certain terms.

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indenture. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.

Each prospectus supplement will describe the terms relating to a particular series of debt securities being offered. The terms will include some or all of the following:

•       the offering price;

•       the title of the series of debt securities;

•       any limit on the aggregate principal amount of the series of debt securities;

•       the date or dates on which the principal (and premium, if any) will be payable (or the method of determining such date or dates);

•       the interest rate or rates (if any) (or the method of determination thereof), which may be fixed or floating, the dates from which  interest will accrue, the interest payment dates and the regular record dates;

•       the place or places where payments shall be made;

•       any mandatory or optional redemption or sinking fund provisions;

•       whether the debt securities are to be issued as discount securities and the amount of discount, and the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•       any defeasance and covenant defeasance provisions as described below applicable to the debt securities;

•       whether the debt securities are to be issued as registered or bearer securities or both;

•       whether provision for payment of additional amounts or tax redemptions shall apply;

•       if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;

•       if other than U.S. currency, the currency, composite currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•       the person who shall be entitled to receive interest, if other than the record holder on the record  date;

•       the interest rate, if any, payable on overdue installments of principal, premium or interest;

•       any deletions of, or changes or additions to, the events of default or covenants with respect to the series of debt securities;

•       whether the debt securities will be issuable in the form of a global security, and the depositary for the global securities;

•       any conversion or exchange provisions;

•       provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•  any paying agents, authenticating agents or security registrars;

•       any guarantees on the debt securities;

•       any security for any of the debt securities;

•       any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•       the debt securities will be issued in fully registered form without coupons;

•       interest and premium will be payable at the corporate trust office of the trustee;

•       registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or multiples of $1,000; and

•       the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Ranking

The debt securities will be unsecured and will rank equally in right of payment with all of our other unsecured and non-subordinated debt obligations. The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.  In addition, the debt securities will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of our debt securities will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries.

Covenants in the Indenture

The indenture contains, among other things, the following covenants:

Limitation on Mortgages and Liens

Neither we nor any of our subsidiaries may create or assume, except in favor of us or a wholly owned subsidiary, any mortgage, pledge, lien or encumbrance upon any principal facility (as defined in the indenture) or any stock of any subsidiary or indebtedness of any subsidiary to us or any other subsidiary without equally and ratably securing the debt securities. This limitation does not apply to certain permitted encumbrances as described in the indenture, including:

(1)   purchase money mortgages entered into within specified time limits and liens existing on acquired property;

(2)   liens extending, renewing or refunding any liens permitted by the preceding clause;

(3)   certain tax, materialmen’s, mechanic’s and judgment liens;

(4)   liens in connection with certain government contracts;

(5)   certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

(6)   liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

(7)   mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (1) under “—Limitation on Sale and Leaseback Transactions” below does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture).

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, sell or transfer (except to our company or one or more of our wholly owned subsidiaries, or both) any principal facility (as defined in the indenture) owned on the date of the indenture with the intention of taking back a lease of such property, other than a lease for a temporary period (not exceeding 36 months) with the intent that the use by us or such subsidiary of such property will be discontinued at or before the expiration of such period, unless either:

(1)   the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances referred to in clause (8) under “—Limitation on Mortgages and Liens” above does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture); or

(2)   our company, within 120 days after the sale or transfer shall have been made by our company or by any such subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the principal facility (as defined in the indenture) sold and leased back pursuant to such arrangement or (ii) the fair market value of the principal facility (as defined in the indenture) sold and leased back at the time of entering into such arrangement (which may be conclusively determined by our board of directors) to the retirement of our debt securities issued under the indenture or other funded debt (as defined in the indenture) of ours ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of our outstanding debt securities or other funded debt (as defined in the indenture) pursuant to this clause (b) shall be reduced by (1) the principal amount (or, if the securities of that series are issued with a discount, such portion of the principal amount as may be specified in the terms of that series) of any debt securities delivered within 120 days after such sale to the trustee for retirement and cancellation, and (2) the principal amount of any of our other funded debt (as defined in the indenture) ranking on a parity with the debt securities voluntarily retired by us within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•       the person (if other than us) formed by the consolidation or into which we are merged or which acquires by conveyance or transfer, or which leases, our assets and properties substantially as an entirety is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia which expressly assumes all of our obligations under each series of debt securities and the indenture;

•       immediately after giving effect to that transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing;

•       if, as a result of such transaction, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not otherwise be permitted by the indenture without equally and ratably securing the outstanding debt securities and any other of our indebtedness entitled to be so secured equally and ratably with any and all indebtedness and obligations secured thereby, we or our successor, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•       we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, conveyance, transfer or lease and, if required, the supplemental indenture required for the transaction, complies with the indenture and that all conditions precedent therein provided for relating to the transaction have been complied with.

Events of Default

The indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

(1)         default in the payment of any interest on any debt security of that series, when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)         default in the payment of the principal of (and premium, if any, on) any debt security of that series when due at its maturity;

(3)         default in the making or satisfaction of any sinking fund payment, when and as due by the terms of the debt securities of that series;

(4)         default in the performance, or breach, of any other covenant or warranty by us in the indenture which affects or is applicable to debt securities of such series, and the continuation of that default or breach for a period of 60 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(5)         default (i) in the payment of any scheduled principal or interest on any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), aggregating more than $20 million in principal amount, when due after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), in excess of $20 million in principal amount, that results in such indebtedness being accelerated, and such acceleration shall not have been rescinded or annulled, or such indebtedness has not been discharged, within 15 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(6)         entry against us or any of our subsidiaries of one or more judgments, decrees or orders, either individually or in the aggregate, in excess of $20 million, by a court having jurisdiction over us from which no appeal may be taken, and the continuance of such judgment, decree or order unsatisfied and in effect for a period of 45 consecutive days after the amount thereof is due without a stay of execution, and the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(7)         certain events relating to our bankruptcy, insolvency or reorganization; and

(8)         any other event of default provided with respect to debt securities of that series and specified in the applicable prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. Any modifications to the foregoing events of default will be described in the prospectus supplement relating to a particular series of debt securities.

If an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately upon written notice to us.

After acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series, under certain circumstances, may rescind and annul such acceleration if we have deposited with the trustee all required payments of interest, principal (and premium, if any) and overdue interest, on the debt securities, plus fees, expenses, disbursements and advances of the trustee, and all events of default, other than the non-payment of accelerated principal, have been cured or waived.

The trustee is required to give notice to the holders of the debt securities of a series of a default under the indenture, to the extent and within the time periods specified by the Trust Indenture Act; provided, however, that in the case of any default of the character specified in (5) above, no notice will be given for at least 30 days after the occurrence thereof.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)   the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)   the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)   the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.

We must deliver to the trustee an annual statement by our officers within 120 days after the end of each fiscal year as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indenture without their consent, for certain purposes including, but not limited to:

•       providing for our successor to assume the covenants under the indenture and the debt securities;

•       adding covenants or events of default;

•       making certain changes to facilitate the issuance of the securities;

•       changing or eliminating any of the provisions of the indenture so long as such change or elimination does not affect any debt security which is outstanding under the indenture prior to the effectiveness of such change or elimination;

•       securing the securities;

•       permitting or facilitating the defeasance and discharge of the securities, provided that any amendment will not adversely affect the interests of holders of debt securities in any material respect;

•       establishing the form or terms of debt securities and coupons;

•       providing for a successor trustee with respect to one or more securities of debt securities; and

•       curing any ambiguities or inconsistencies; provided, that any amendment will not adversely affect in any material respect the interests of holders of any debt security which is outstanding under the indenture prior to the effectiveness of such change or elimination.

However, neither we nor the trustee may make any modification or amendment to the indenture without the consent of the holders of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•       change the stated maturity or interest payment date of any debt security;

•       reduce the principal, premium, if any, or interest on any debt security;

•       reduce the principal of an original issue discount security payable on acceleration of maturity;

•       change the place of payment or the currency in which any debt security is payable;

•       adversely affect the right of repayment or repurchase, if any, at the option of the holder;

•       reduce the amount of, or postpone the date fixed for, any payment under any sinking fund;

•       impair the right to sue for any payment after the stated maturity or redemption date; or

•       change the provisions in the indenture that relate to modifying or amending the indenture or to the waiver of covenants or defaults under the indenture, except to increase the percentage in principal amount of holders required to consent to such modification, amendment or waiver.

We may, with respect to any series of debt securities, omit to comply with certain restrictive provisions of the indenture if holders of at least a majority in principal amount of all outstanding debt securities affected waive compliance. No such waiver will extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee to holders of debt securities of that series in respect of the applicable term, provision or condition will remain in full force and effect.

Holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of all those holders, waive any past default under the indenture with respect to debt securities of that series except a default in the payment of the principal of (or premium, if any, on) or interest on any such debt security, or any sinking fund payment with respect to any such debt security, or except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge; Defeasance

The indenture contains a provision that permits us to elect either or both of the following:

•       to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

•       to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants with respect to any series of debt securities then outstanding:

(1)   the limitations relating to our merger or consolidation;

(2)   the limitations on sale and lease-back transactions under the indenture; and

(3)   the limitations on mortgages and liens under the indenture.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities of the series. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the action, and no event of default or event which with notice or lapse of time or both would become an event of default shall have occurred and be continuing on the date of the deposit.

If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series in part, we will not be required to:

•       register, transfer  or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•       register, transfer  or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:

•       be registered in the name of a depositary that we will identify in a prospectus supplement;

•       be deposited with the depositary or nominee or custodian; and

•       bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:

•       the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•       an event of default is continuing; or

•       any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•       entitled to have the debt securities registered in their names;

•       entitled to physical delivery of certificated debt securities; and

•       considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in the prospectus supplement:

•       Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and

•       Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.

At our option, however, we may pay interest by mailing a check to the record holder.

The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign. The Bank of New York Trust Company, N.A. is also our depositary, and affiliates of The Bank of New York Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.

PLAN OF DISTRIBUTION

We may sell debt securities separately or together:

•       through one or more underwriters or dealers in a public offering and sale by them;

•       through agents; or

•       directly to investors.

We may sell debt securities from time to time in one or more transactions:

•       at a fixed price or prices which may be changed from time to time;

•       at market prices prevailing at the times of sale;

•       at prices related to such prevailing market prices; or

•       at negotiated prices.

We will describe the names of any underwriters or agents, the method of distribution of the debt securities and the purchase price of the debt securities in the prospectus supplement.

We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of debt securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by it from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may grant underwriters who participate in the distribution of debt securities an option to purchase additional debt securities to cover over-allotments, if any, in connection with the distribution.

Unless otherwise indicated in the prospectus supplement, all debt securities offered by this prospectus will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities but are not required to do so and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying debt security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of those activities at any time.

Purchasers of our debt securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to public disclosed in the applicable prospectus supplement.

If we offer bearer debt securities under this prospectus and a related prospectus supplement, any underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States unless federal law permits otherwise.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

Underwriters or agents and their associates may be customers of ours or may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Legal matters in connection with this offering will be passed upon for us by Alston & Bird LLP and Kent E. Mast, our Corporate Vice President and Chief Legal Officer. If certain legal matters in connection with an offering of the debt securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the prospectus supplement related to that offering. Mr. Mast beneficially owns, or has rights to acquire under employee benefit plans, less than one percent of the outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of Equifax Inc. for the year ended December 31, 2006, and Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in its current report on Form 8-K, dated May 4, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TALX Corporation and subsidiaries, as of March 31, 2007 and 2006, and for each of the years in the three-year period ended March 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report dated June 22, 2007 for the consolidated financial statements of TALX Corporation refers to the adoption of Statement of Financial Accounting Standard No. 123R, Shared-Based Payment, effective April 1, 2006.

$

Equifax Inc.

    % Senior Notes due 2017

    % Senior Notes due 2037

PROSPECTUS SUPPLEMENT
June     , 2007

Joint Book-Running Managers

Banc of America Securities LLC

Wachovia Securities